UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): March 25, 2013

Repros Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2013, Saira Ramasastry, accepted an offer from Repros Therapeutics Inc. (the “Company”) to be a member of its Board of Directors. She is expected to be appointed a member of the Company’s Audit Committee and Compensation and Option Committee. In connection with her election to the Board, Ms. Ramasastry was granted an option to purchase 40,000 shares of the Company’s Common Stock under the Company’s 2011 Equity Incentive Plan, at an exercise price of $9.59 per share, the closing price of the Company’s Common Stock on the NASDAQ stock market, on March 25, 2013, the date she accepted the Company’s offer. The option shares will vest quarterly over a three (3) year period subject to continued service on the Board.

Prior to joining the Board, Ms. Ramasastry was an advisor to the Company. Since 2009 she has served as Managing Partner of Life Sciences Advisory, LLC, a life science company advisory business. From 1999 to 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Company, Inc., an investment banking firm. From 1997 to 1998, she was a financial analyst in the M&A group at Wasserstein Perella & Co., an investment banking firm. Ms. Ramasastry serves on the Board of Directors of Sangamo Biosciences, Inc. and Pain Therapeutics, Inc., two publicly-held biopharmaceutical companies, the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research and the Board of Directors of the American Liver Foundation. She received a B.A. in Economics with Honors and Distinction and an M.S. in Management Science and Engineering from Stanford University, Phi Beta Kappa, as well as a M. Phil. in Management Studies from the University of Cambridge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: March 27, 2013

	By:	/s/ Kathi Anderson
Kathi Anderson Chief Financial Officer